Exhibit 99.1
GAYLORD ENTERTAINMENT CO. REPORTS THIRD QUARTER 2009 RESULTS
- Solid Gross Advance Group Bookings Underscoring Strength of Brand and Customer Loyalty -
NASHVILLE, Tenn. (Nov. 3, 2009) — Gaylord Entertainment Co. (NYSE: GET) today reported its financial results for the third quarter of 2009. Highlights from the third quarter of 2009 include:
•
Consolidated revenue decreased 12.2 percent to $199.1 million in the third quarter of 2009 from $226.7 million in the same period last year. Hospitality segment total revenue decreased 10.7 percent to $182.0 million in the third quarter of 2009 compared to $203.8 million in the prior-year quarter. Gaylord Hotels revenue per available room[1] (“RevPAR”) decreased 9.6 percent and total revenue per available room[2] (“Total RevPAR”) decreased 10.7 percent in the third quarter of 2009 compared to the third quarter of 2008. 2009 Total RevPAR includes attrition and cancellation fees of approximately $4.3 million collected during the quarter compared to $3.3 million in fees for the prior-year quarter.

•
Loss from continuing operations was $13.1 million, or a loss of $0.32 per share, in the third quarter of 2009 compared to a loss of $6.5 million, or $0.16 per share, in the prior-year quarter. Loss from continuing operations in the third quarter of 2009 included a pre-tax $6.6 million non-cash impairment charge related to the write-off of goodwill of Corporate Magic, a reporting unit within our Opry & Attractions segment, as well as a pre-tax $3.0 million non-cash charge to recognize compensation expense related to the surrender of certain executives’ stock options.

•	Including the non-cash charges noted above, Adjusted EBITDA[3] was $28.8 million in the third quarter of 2009 compared to $36.4 million in the prior-year quarter.

•	Consolidated Cash Flow[4] (“CCF”) increased 2.4 percent to $40.7 million in the third quarter of 2009 compared to $39.7 million in the same period last year.

•
Gaylord Hotels gross advance group bookings in the third quarter of 2009 for all future years was 491,262 room nights; a decrease of 0.5 percent when compared to the same period last year. Net of attrition and cancellations, advance bookings in the third quarter for all future years were 313,998 room nights; a decrease of 18.1 percent when compared to the same period last year.

“Relative to the lodging industry, our business model delivered solid performance this quarter,” said Colin V. Reed, chairman and chief executive officer of Gaylord Entertainment. “Our meetings-focused strategy demonstrated its resilience in what continues to be a challenging climate for the hospitality industry. Our commitment to customer service, our focus on driving cost controls and our aggressive collection of attrition and cancellation fees, enabled us to maintain our CCF Margins this quarter.”
Segment Operating Results
Hospitality
Key components of the Company’s hospitality segment performance in the third quarter of 2009 include:
•
Same-store RevPAR decreased 12.3 percent to $95.19 in the third quarter of 2009 compared to $108.52 in the prior-year quarter. Same-store Total RevPAR decreased 14.9 percent to $224.56 in the third quarter compared to $264.00 in the prior-year quarter. Same-store hotels excludes Gaylord National for all periods presented. In the third quarter of 2009, Gaylord National RevPAR decreased 2.5 percent to $122.68 compared to $125.80 in the prior-year quarter. Gaylord National Total RevPAR increased 0.6 percent in the third quarter to $305.05 compared to $303.34 in the prior-year quarter.

•
Third quarter 2009 same-store CCF decreased 12.1 percent to $31.3 million compared to $35.6 million in the prior-year quarter. Same-store CCF Margin[4] increased 80 basis points to 24.8 percent in the third quarter compared to 24.0 percent for the same period last year and benefited from a $1.2 million favorable adjustment for lower property taxes at Gaylord Opryland. In the third quarter of 2009, Gaylord National CCF increased 42.4 percent to $15.2 million compared to $10.7 million in the prior-year quarter. Gaylord National CCF Margin improved 800 basis points to 27.2 percent in the third quarter compared to 19.2 percent for the same period last year.

•
Same-store attrition that occurred for groups that traveled in the third quarter of 2009 was 9.9 percent of the agreed upon room block compared to 10.6 percent for the same period in 2008 and 14.0 percent in the second quarter of 2009. Same-store cancellations in the third quarter totaled approximately 14,375 room nights compared to 23,777 in the same period of 2008 and 29,381 in the second quarter of 2009. Gaylord Hotels attrition and cancellation fee collections totaled $4.3 million in the third quarter of 2009 compared to $3.3 million for the same period in 2008 and $8.2 million in the second quarter of 2009.

Reed continued, “We continued to see signs of stabilization this quarter, as we booked almost 500,000 new room nights for future periods, nearly equivalent to our bookings in the third quarter a year ago. Cancellations for the quarter were down compared to prior quarters in 2009 and lower than the third quarter of 2008. We once again benefited from the collection of attrition and cancellation fees, but demonstrated that even as fee collection levels move back towards historical levels, we can maintain strong CCF Margins.
“In the year pricing continued to be a challenge due to competitive pressures. However, we are confident that as the market turns, rates will follow suit, especially given our quality signature service that differentiates our brand and continues to compel our customers to return to our properties.”
At the property level, Gaylord Opryland generated revenue of $54.5 million in the third quarter of 2009, compared to $64.2 million for the same period a year ago. Third quarter RevPAR decreased 12.1 percent to $94.69 compared to $107.73 in the same period last year, driven by a 7.9 percentage point decline in occupancy resulting from group cancellations and attrition. Total RevPAR decreased 15.1 percent to $205.74 in the third quarter of 2009 compared to $242.24 in the prior-year quarter. CCF decreased 11.7 percent to $14.4 million for the third quarter, versus $16.3 million in the year-ago quarter due to the decline in rooms revenue and a resulting drop in food and beverage spending. This resulted in a CCF Margin performance in the third quarter of 26.4 percent, which is an increase of 100 basis points when compared to the third quarter of 2008. CCF in the third quarter of 2009 benefited from a continued focus on aggressive cost management and a $1.2 million adjustment for a decrease in property tax rates.
Gaylord Palms posted revenue of $30.4 million in the third quarter of 2009, a 13.1 percent decrease compared to $34.9 million in the prior-year quarter. Occupancy for the quarter was down 10.0 percentage points compared to the prior-year quarter due to group cancellations and attrition. Third quarter RevPAR decreased 13.5 percent to $91.19 compared to $105.38 in the same quarter last year, largely driven by the decline in occupancy. Total RevPAR decreased 13.1 percent to $234.75, due largely to decreased occupancy and the related impact on food and beverage revenue. CCF at the property was $5.7 million in the third quarter compared to $5.8 million in the prior-year quarter, resulting in a CCF Margin of 18.6 percent, which is an increase of 190 basis points when compared to the third quarter of 2008. CCF in the third quarter of 2009 benefited from the continued focus on aggressive management of costs.
Gaylord Texan revenue was $39.5 million in the third quarter of 2009, a decrease of 15.6 percent from $46.9 million in the prior-year quarter driven by a decline in Average Daily Rate (“ADR”) and outside the room spending. Occupancy for the third quarter was flat compared to the prior-year quarter at 72.8 percent. RevPAR in the third quarter decreased 10.8 percent to $109.13 due to the decline in ADR. Total RevPAR decreased 15.6 percent to $284.38 compared to $337.09 in the prior-year quarter. CCF decreased 15.6 percent to $10.9 million in the third quarter of 2009, compared to $12.9 million in the prior-year quarter, resulting in a 27.5 percent CCF Margin for the third quarter of 2009. CCF in the third quarter of 2009 benefited from the continued focus on aggressive management of costs.

Gaylord National generated revenue of $56.0 million in the third quarter of 2009, an increase of 0.6 percent from $55.7 million in the prior-year quarter. RevPAR in the third quarter decreased 2.5 percent to $122.68 compared to $125.80 in the prior-year quarter driven by a decline in ADR. Total RevPAR increased 0.6 percent to $305.05 in the third quarter compared to $303.34 in the prior-year quarter. CCF increased 42.4 percent to $15.2 million in the third quarter of 2009 compared to $10.7 million in the prior-year quarter, resulting in a 27.2 percent CCF Margin, which is an increase of 800 basis points when compared to the third quarter of 2008. CCF in the third quarter of 2009 benefited from the continued focus on aggressive management of costs.
Reed continued, “The Gaylord National once again performed well this quarter, delivering solid CCF results and profitability margins. We continue to be pleased with the progress of this property as it builds momentum and improves its operational efficiencies.”
Development Update
Gaylord Entertainment’s planned resort and convention hotel in Mesa, Arizona remains in the very early stages of planning, and specific details of the property and budget have not yet been determined. In the current economic environment, the Company anticipates that any expenditure associated with the project will not have a material financial impact in the near-term.
Opry and Attractions
Opry and Attractions segment revenue decreased 25.4 percent to $17.1 million in the third quarter of 2009, compared to $22.9 million in the year-ago quarter. The segment’s CCF decreased to $3.3 million in the third quarter of 2009 compared to $4.2 million in the prior-year quarter.
Corporate and Other
Corporate and Other operating loss totaled $15.0 million in the third quarter of 2009 compared to an operating loss of $13.8 million in the same period last year. Corporate and Other CCF in the third quarter increased 14.4 percent to a loss of $9.2 million compared to a loss of $10.7 million in the same period last year. For the third quarter of 2009, the difference between Corporate and Other operating loss and Corporate and Other CCF was primarily due to depreciation and amortization expense and non-cash stock option expense, which included $3.0 million non-cash charge to recognize compensation expense related to the surrender of certain executives’ stock options.

Liquidity
As of September 30, 2009, the Company had long-term debt outstanding, including current portion, of $1,502.0 million and unrestricted and restricted cash of $469.6 million. At the end of the third quarter of 2009, $760.5 million of borrowings were outstanding under the Company’s $1.0 billion credit facility, and the lending banks had issued $9.9 million of letters of credit, which left $229.6 million of availability under the credit facility. Gaylord Entertainment has no significant loan maturities until July 2012.
During the quarter, Gaylord received aggregate net proceeds from financings of $442.4 million, after deducting underwriting and initial purchasers’ discounts and commissions and expenses, as well as the net cost of certain convertible note hedge transactions entered into in connection with the offering, through a public offering of 6 million shares of its common stock at a price of $21.80 per share and a concurrent private placement of $360 million in aggregate principal amount of 3.75% convertible senior notes due 2014.
Gaylord intends to use the net proceeds from the sales, together with cash on hand, to purchase, redeem or otherwise acquire all of its $259.8 million aggregate principal amount outstanding 8% senior notes due 2013, and as of October 21 had accepted for purchase $223.6 million aggregate principal amount, or 86% of these notes for a total payment of $229.8 million and has called for redemption of the remaining balance of the 8% senior notes due 2013.
The remaining balance of the net proceeds from the sale may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of the existing hotel properties, investments, or the repayment or refinancing of all or a portion of any outstanding indebtedness of Gaylord.
Outlook
The Company does not expect to update 2009 guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “We are encouraged by how our business has responded to the unprecedented economic challenges of the past year, as well as by the early signs of market stabilization. Our leading indicators remain strong and we have been successful in implementing operational efficiencies, which has enabled us to deliver solid profitability metrics. We are currently tracking towards the higher end of our current guidance which remains unchanged and is outlined below.”

2009 Guidance
Consolidated Cash Flow
Gaylord Hotels (Same Store)	$155 — 165 Million
Gaylord National	$55 — 65 Million
Opry and Attractions	$12 — 13 Million
Corporate and Other	$(44 — 40) Million

Totals	$178 — 203 Million(a)

Gaylord Hotels Same-Store RevPAR	(20)% — (15)%
Gaylord Hotels Same-Store Total RevPAR	(18)% — (13)%

(a)
For consistency in the presentation of guidance, the Company has excluded the impact of certain severance and proxy resolution expenses totaling $8.7 million. Note that reported CCF for completed quarters reflects the impact of those expenses.

Reed concluded, “Looking ahead, we have closely examined our business and the factors that could impact it moving forward and continue to believe that 2010 will be a challenging year in which top line demand will likely be flat. Although we have successfully controlled expense levels in 2009, we expect to see labor and benefit cost increases in 2010. We anticipate giving more detailed guidance early next year after seeing our own fourth quarter results as well as the pace of economic recovery.”
Webcast and Replay
Gaylord Entertainment will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.gaylordentertainment.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings, and Webcasts) at least 15 minutes prior to the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will run for at least 30 days.
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, including recessionary economic conditions in the United States, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009 and June 30, 2009. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

[1]	The Company calculates revenue per available room (“RevPAR”) for its hospitality segment by dividing room sales by room nights available to guests for the period.

[2]
The Company calculates total revenue per available room (“Total RevPAR”) by dividing the sum of room sales, food & beverage, and other ancillary services revenue by room nights available to guests for the period.

[3]
Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, as well as certain unusual items) is a non-GAAP financial measure which is used herein because we believe it allows for a more complete analysis of operating performance by presenting an analysis of operations separate from the earnings impact of capital transactions and without certain items that do not impact our ongoing operations such as gains on the sale of assets and purchases of our debt. In accordance with generally accepted accounting principles, these items are not included in determining our operating income (loss). The information presented should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States (such as operating income, net income, or cash from operations), nor should it be considered as an indicator of overall financial performance. Adjusted EBITDA does not fully consider the impact of investing or financing transactions, as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations. Our method of calculating Adjusted EBITDA may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Adjusted EBITDA to net (loss) income is presented in the Supplemental Financial Results contained in this press release.

[4]
As discussed in footnote 3 above, Adjusted EBITDA is used herein as essentially operating (loss) income plus depreciation and amortization. Consolidated Cash Flow (which is used in this release as that term is defined in the Indentures governing the Company’s 8 percent and 6.75 percent senior notes) is a non-GAAP financial measure which also excludes the impact of pre-opening costs, impairment charges, the non-cash portion of the Florida ground lease expense, stock option expense, the non-cash gains and losses on the termination of certain interest rate swaps and the disposal of certain fixed assets and adds (subtracts) other gains (losses). The Consolidated Cash Flow measure is one of the principal tools used by management in evaluating the operating performance of the Company’s business and represents the method by which the Indentures calculate whether or not the Company can incur additional indebtedness (for instance in order to incur certain additional indebtedness, Consolidated Cash Flow for the most recent four fiscal quarters as a ratio to debt service must be at least 2 to 1). The calculation of these amounts as well as a reconciliation of those amounts to net (loss) income or segment operating (loss) income is included as part of the Supplemental Financial Results contained in this press release. CCF Margin is defined as CCF divided by revenue.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sep. 30,		Sep. 30,
	2009	2008	2009	2008
Revenues	$199,100	$226,733	$629,675	$680,237
Operating expenses:
Operating costs	122,211	147,388	379,955	409,919
Selling, general and administrative (a)	41,482	42,563	129,226	130,219
Impairment charges (b)	6,586	—	6,586	12,031
Preopening costs	—	369	—	19,190
Depreciation and amortization	29,482	29,619	86,200	79,828

Operating (loss) income	(661)	6,794	27,708	29,050

Interest expense, net of amounts capitalized	(18,676)	(21,918)	(55,505)	(44,045)
Interest income	3,382	4,486	11,411	8,583
Income (loss) from unconsolidated companies	30	(75)	147	(293)
Gain on extinguishment of debt	—	—	24,726	—
Other gains and (losses), net	(84)	904	3,420	954

(Loss) income before (benefit) provision for income taxes	(16,009)	(9,809)	11,907	(5,751)

(Benefit) provision for income taxes	(2,954)	(3,303)	11,315	(945)

(Loss) income from continuing operations	(13,055)	(6,506)	592	(4,806)

Income (loss) from discontinued operations, net of taxes	154	986	(15)	767

Net (loss) income	$(12,901)	$(5,520)	$577	$(4,039)

Basic net (loss) income per share:
(Loss) income from continuing operations	$(0.32)	$(0.16)	$0.01	$(0.12)
Income from discontinued operations, net of taxes	0.01	0.02	—	0.02

Net (loss) income	$(0.31)	$(0.14)	$0.01	$(0.10)

Fully diluted net (loss) income per share:
(Loss) income from continuing operations	$(0.32)	$(0.16)	$0.01	$(0.12)
Income from discontinued operations, net of taxes	0.01	0.02	—	0.02

Net (loss) income	$(0.31)	$(0.14)	$0.01	$(0.10)

Weighted average common shares for the period:
Basic	41,091	40,833	40,979	40,963
Fully-diluted	41,091	40,833	41,209	40,963

(a)
Includes non-cash lease expense of $1.5 million for the three months ended September 30, 2009 and 2008, and $4.5 million and $4.6 million for the nine months ended September 30, 2009 and 2008, respectively, related to the effect of recognizing the Gaylord Palms ground lease expense on a straight-line basis. Includes a pre-tax $3.0 million non-cash charge for the three months and nine months ended September 30, 2009 to recognize compensation expense related to the surrender of certain executives’ stock options.

(b)
Represents a non-recurring $6.6 million impairment charge related to the goodwill of a reporting unit within our Opry and Attractions segment for the three months and nine months ended September 30, 2009 and a non-recurring $12.0 million impairment charge related to the termination of an agreement to purchase the Westin La Cantera Resort for the nine months ended September 30, 2008.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	Sep. 30,	Dec. 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents — unrestricted	$468,445	$1,043
Cash and cash equivalents — restricted	1,150	1,165
Trade receivables, net	52,612	49,114
Deferred income taxes	5,397	6,266
Other current assets	73,281	50,793
Current assets of discontinued operations	63	197

Total current assets	600,948	108,578

Property and equipment, net of accumulated depreciation	2,171,525	2,227,574
Notes receivable, net of current portion	138,278	146,866
Intangible assets, net of accumulated amortization	80	121
Goodwill	329	6,915
Indefinite lived intangible assets	1,480	1,480
Investments	281	1,131
Estimated fair value of derivative assets	—	6,235
Long-term deferred financing costs	22,457	18,888
Other long-term assets	43,130	42,591

Total assets	$2,978,508	$2,560,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$266,265	$1,904
Accounts payable and accrued liabilities	161,430	168,155
Estimated fair value of derivative liabilities	395	1,606
Current liabilities of discontinued operations	849	1,329

Total current liabilities	428,939	172,994

Long-term debt and capital lease obligations, net of current portion	1,235,765	1,260,997
Deferred income taxes	85,273	62,656
Estimated fair value of derivative liabilities	27,543	28,489
Other long-term liabilities	131,259	131,578
Long-term liabilities of discontinued operations	442	446
Stockholders’ equity	1,069,287	903,219

Total liabilities and stockholders’ equity	$2,978,508	$2,560,379

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)
Adjusted Earnings Before Interest, Taxes, Depreciation and
Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow
(“CCF”) reconciliation:

	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
	2009		2008		2009		2008
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$199,100	100.0%	$226,733	100.0%	$629,675	100.0%	$680,237	100.0%

Net (loss) income	$(12,901)	-6.5%	$(5,520)	-2.4%	$577	0.1%	$(4,039)	-0.6%
(Income) loss from discontinued operations, net of taxes	(154)	-0.1%	(986)	-0.4%	15	0.0%	(767)	-0.1%
(Benefit) provision for income taxes	(2,954)	-1.5%	(3,303)	-1.5%	11,315	1.8%	(945)	-0.1%
Other (gains) and losses, net	84	0.0%	(904)	-0.4%	(3,420)	-0.5%	(954)	-0.1%
Gain on extinguishment of debt	—	0.0%	—	0.0%	(24,726)	-3.9%	—	0.0%
(Income) loss from unconsolidated companies	(30)	0.0%	75	0.0%	(147)	0.0%	293	0.0%
Interest expense, net	15,294	7.7%	17,432	7.7%	44,094	7.0%	35,462	5.2%

Operating (loss) income	(661)	-0.3%	6,794	3.0%	27,708	4.4%	29,050	4.3%
Depreciation & amortization	29,482	14.8%	29,619	13.1%	86,200	13.7%	79,828	11.7%

Adjusted EBITDA	28,821	14.5%	36,413	16.1%	113,908	18.1%	108,878	16.0%
Pre-opening costs	—	0.0%	369	0.2%	—	0.0%	19,190	2.8%
Impairment charges	6,586	3.3%	—	0.0%	6,586	1.0%	12,031	1.8%
Other non-cash expenses	1,504	0.8%	1,530	0.7%	4,514	0.7%	4,590	0.7%
Stock option expense	3,752	1.9%	1,630	0.7%	7,017	1.1%	4,949	0.7%
Other gains and (losses), net	(84)	0.0%	904	0.4%	3,420	0.5%	954	0.1%
Gain on termination of interest rate swap	—	0.0%	(1,276)	-0.6%	—	0.0%	(1,276)	-0.2%
Loss on sales of assets	84	0.0%	145	0.1%	139	0.0%	257	0.0%

CCF	$40,663	20.4%	$39,715	17.5%	$135,584	21.5%	$149,573	22.0%

Hospitality segment
Revenue	$182,021	100.0%	$203,834	100.0%	$583,173	100.0%	$615,392	100.0%
Operating income	18,823	10.3%	17,643	8.7%	77,851	13.3%	75,977	12.3%
Depreciation & amortization	25,876	14.2%	26,483	13.0%	75,414	12.9%	70,729	11.5%
Pre-opening costs	—	0.0%	369	0.2%	—	0.0%	19,190	3.1%
Other non-cash expenses	1,504	0.8%	1,530	0.8%	4,514	0.8%	4,590	0.7%
Stock option expense	295	0.2%	457	0.2%	1,178	0.2%	1,492	0.2%
Other losses, net	(69)	0.0%	(225)	-0.1%	(203)	0.0%	(98)	0.0%
Loss (gain) on sales of assets	69	0.0%	(2)	0.0%	96	0.0%	33	0.0%

CCF	$46,498	25.5%	$46,255	22.7%	$158,850	27.2%	$171,913	27.9%

Hospitality segment (Same Store — exludes Gaylord National)
Revenue	$126,005	100.0%	$148,131	100.0%	$408,585	100.0%	$497,850	100.0%
Operating income	12,689	10.1%	15,404	10.4%	52,599	12.9%	86,504	17.4%
Depreciation & amortization	16,836	13.4%	18,114	12.2%	50,289	12.3%	54,174	10.9%
Pre-opening costs	—	0.0%	369	0.2%	—	0.0%	702	0.1%
Other non-cash expenses	1,504	1.2%	1,530	1.0%	4,514	1.1%	4,590	0.9%
Stock option expense	246	0.2%	376	0.3%	959	0.2%	1,258	0.3%
Other losses, net	(62)	0.0%	(225)	-0.2%	(196)	0.0%	(98)	0.0%
Loss (gain) on sales of assets	62	0.0%	(2)	0.0%	89	0.0%	33	0.0%

CCF	$31,275	24.8%	$35,566	24.0%	$108,254	26.5%	$147,163	29.6%

Gaylord National
Revenue	$56,016	100.0%	$55,703	100.0%	$174,588	100.0%	$117,542	100.0%
Operating income (loss)	6,134	11.0%	2,239	4.0%	25,252	14.5%	(10,527)	-9.0%
Depreciation & amortization	9,040	16.1%	8,369	15.0%	25,125	14.4%	16,555	14.1%
Pre-opening costs	—	0.0%	—	0.0%	—	0.0%	18,488	15.7%
Stock option expense	49	0.1%	81	0.1%	219	0.1%	234	0.2%
Other losses, net	(7)	0.0%	—	0.0%	(7)	0.0%	—	0.0%
Loss on sales of assets	7	0.0%	—	0.0%	7	0.0%	—	0.0%

CCF	$15,223	27.2%	$10,689	19.2%	$50,596	29.0%	$24,750	21.1%

Opry and Attractions segment
Revenue	$17,059	100.0%	$22,870	100.0%	$46,432	100.0%	$64,460	100.0%
Operating (loss) income	(4,437)	-26.0%	2,935	12.8%	(4,637)	-10.0%	5,138	8.0%
Depreciation & amortization	1,127	6.6%	1,160	5.1%	3,510	7.6%	3,729	5.8%
Impairment charges	6,586	38.6%	—	0.0%	6,586	14.2%	—	0.0%
Stock option expense	63	0.4%	80	0.3%	213	0.5%	221	0.3%
Other gains and (losses), net	2	0.0%	(18)	-0.1%	3,613	7.8%	(19)	0.0%
(Gain) loss on sales of assets	(2)	0.0%	18	0.1%	(2)	0.0%	19	0.0%

CCF	$3,339	19.6%	$4,175	18.3%	$9,283	20.0%	$9,088	14.1%

Corporate and Other segment
Revenue	$20		$29		$70		$385
Operating loss	(15,047)		(13,784)		(45,506)		(52,065)
Depreciation & amortization	2,479		1,976		7,276		5,370
Impairment charges	—		—		—		12,031
Stock option expense	3,394		1,093		5,626		3,236
Other gains and (losses), net	(17)		1,147		10		1,071
Gain on termination of interest rate swap	—		(1,276)		—		(1,276)
Loss on sales of assets	17		129		45		205

CCF	$(9,174)		$(10,715)		$(32,549)		$(31,428)

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL RESULTS
Unaudited
(in thousands, except operating metrics)

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
	2009	2008	2009	2008

HOSPITALITY OPERATING METRICS:

Gaylord Hospitality Segment (a) (b)

Occupancy	66.3%	70.9%	64.3%	73.6%
Average daily rate (ADR)	$153.80	$159.12	$170.99	$170.70
RevPAR	$101.97	$112.78	$109.99	$125.65
OtherPAR	$142.44	$160.92	$153.91	$177.51
Total RevPAR	$244.41	$273.70	$263.90	$303.16

Revenue	$182,021	$203,834	$583,173	$615,392
CCF	$46,498	$46,255	$158,850	$171,913
CCF Margin	25.5%	22.7%	27.2%	27.9%

Gaylord Opryland (a)

Occupancy	66.5%	74.4%	62.4%	75.6%
Average daily rate (ADR)	$142.46	$144.76	$150.55	$155.02
RevPAR	$94.69	$107.73	$94.01	$117.19
OtherPAR	$111.05	$134.51	$115.08	$151.10
Total RevPAR	$205.74	$242.24	$209.09	$268.29

Revenue	$54,495	$64,160	$164,334	$210,286
CCF	$14,371	$16,270	$37,229	$60,730
CCF Margin	26.4%	25.4%	22.7%	28.9%

Gaylord Palms

Occupancy	60.0%	70.0%	66.6%	78.9%
Average daily rate (ADR)	$151.94	$150.44	$178.35	$182.17
RevPAR	$91.19	$105.38	$118.87	$143.68
OtherPAR	$143.56	$164.70	$182.02	$213.93
Total RevPAR	$234.75	$270.08	$300.89	$357.61

Revenue	$30,365	$34,935	$115,493	$137,766
CCF	$5,660	$5,832	$33,578	$41,754
CCF Margin	18.6%	16.7%	29.1%	30.3%

Gaylord Texan

Occupancy	72.8%	72.8%	65.4%	73.7%
Average daily rate (ADR)	$149.86	$168.01	$167.41	$178.68
RevPAR	$109.13	$122.28	$109.53	$131.76
OtherPAR	$175.25	$214.81	$189.84	$213.95
Total RevPAR	$284.38	$337.09	$299.37	$345.71

Revenue	$39,532	$46,859	$123,470	$143,127
CCF	$10,887	$12,892	$36,285	$42,816
CCF Margin	27.5%	27.5%	29.4%	29.9%

Gaylord National (b)

Occupancy	66.6%	66.0%	65.4%	65.3%
Average daily rate (ADR)	$184.17	$190.56	$207.33	$201.11
RevPAR	$122.68	$125.80	$135.69	$131.27
OtherPAR	$182.37	$177.54	$184.71	$191.77
Total RevPAR	$305.05	$303.34	$320.40	$323.04

Revenue	$56,016	$55,703	$174,588	$117,542
CCF	$15,223	$10,689	$50,596	$24,750
CCF Margin	27.2%	19.2%	29.0%	21.1%

Nashville Radisson and Other (c)

Occupancy	59.3%	63.6%	58.5%	66.3%
Average daily rate (ADR)	$82.58	$97.53	$91.57	$100.71
RevPAR	$48.98	$62.07	$53.56	$66.77
OtherPAR	$8.06	$14.54	$9.91	$14.39
Total RevPAR	$57.04	$76.61	$63.47	$81.16

Revenue	$1,613	$2,177	$5,288	$6,671
CCF	$357	$572	$1,162	$1,863
CCF Margin	22.1%	26.3%	22.0%	27.9%

Gaylord Hospitality Segment “Same Store” (excludes Gaylord National) (a)

Occupancy	66.2%	72.5%	64.0%	75.4%
Average daily rate (ADR)	$143.79	$149.75	$158.82	$164.95
RevPAR	$95.19	$108.52	$101.58	$124.43
OtherPAR	$129.37	$155.48	$143.82	$174.39
Total RevPAR	$224.56	$264.00	$245.40	$298.82

Revenue	$126,005	$148,131	$408,585	$497,850
CCF	$31,275	$35,566	$108,254	$147,163
CCF Margin	24.8%	24.0%	26.5%	29.6%

(a)	Excludes 5,171 room nights that were taken out of service during the nine months ended September 30, 2008 as a result of the rooms renovation program at Gaylord Opryland.

(b)	Excludes 1,408 room nights that were not in service during the nine months ended September 30, 2008 as these rooms were not released from construction at the opening of Gaylord National.

(c)	Includes other hospitality revenue and expense.

Gaylord Entertainment Company and Subsidiaries
Reconciliation of Forward-Looking Statements
Unaudited
(in thousands)
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Consolidated Cash Flow (“CCF”) reconciliation:

	GUIDANCE RANGE
	FULL YEAR 2009
	Low	High
Hospitality Segment (same store)
Estimated Operating Income/(Loss)	$82,500	$89,750
Estimated Depreciation & Amortization	65,000	67,000

Estimated Adjusted EBITDA	$147,500	$156,750
Estimated Pre-Opening Costs	0	0
Estimated Non-Cash Lease Expense	5,900	6,100
Estimated Stock Option Expense	1,600	2,000
Estimated Gains/(Losses), Net	0	150

Estimated CCF	$155,000	$165,000

Gaylord National
Estimated Operating Income/(Loss)	$23,700	$31,550
Estimated Depreciation & Amortization	31,000	33,000

Estimated Adjusted EBITDA	$54,700	$64,550
Estimated Pre-Opening Costs	0	0
Estimated Stock Option Expense	300	350
Estimated Gains/(Losses), Net	0	100

Estimated CCF	$55,000	$65,000

Opry and Attractions segment
Estimated Operating Income/(Loss)	$7,000	$7,700
Estimated Depreciation & Amortization	4,700	4,800

Estimated Adjusted EBITDA	$11,700	$12,500
Estimated Stock Option Expense	300	450
Estimated Gains/(Losses), Net	0	50

Estimated CCF	$12,000	$13,000

Corporate and Other segment
Estimated Operating Income/(Loss)	$(58,000)	$(53,200)
Estimated Depreciation & Amortization	9,600	9,000

Estimated Adjusted EBITDA	$(48,400)	$(44,200)
Estimated Stock Option Expense	4,400	4,000
Estimated Gains/(Losses), Net	0	200

Estimated CCF	$(44,000)	$(40,000)